                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]   Filed by the Registrant
[_]   Filed by a Party other than the Registrant

Check the appropriate box:
[X]   Preliminary Proxy Statement
[_]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         TELETOUCH COMMUNICATIONS, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

                         TELETOUCH COMMUNICATIONS, INC.

                                     [Logo]

                            110 N. COLLEGE, SUITE 200
                               TYLER, TEXAS 75702

September 26, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Teletouch Communications, Inc. on November 7, 2002. The Annual Meeting will begin at 10:00 a.m. local time at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. The Proxy Statement is being mailed to all stockholders on or about September 26, 2002.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. If you are a stockholder of record and do attend the meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.

We look forward to seeing you in Dallas on November 7, 2002.

Very truly yours,



Robert M. McMurrey
Chairman of the Board

                         TELETOUCH COMMUNICATIONS, INC.
                            110 N. COLLEGE, SUITE 200
                               TYLER, TEXAS 75702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF TELETOUCH COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Teletouch Communications, Inc., a Delaware corporation, will be held on November 7, 2002, at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202, at 10:00 a.m. local time, and thereafter as it may from time to time be adjourned, for the purposes stated below:

1. To elect two Class II directors to serve for three years and until their successors have been duly elected and shall qualify;

2. To ratify the selection of Ernst & Young LLP as the Company's independent accountants;

3. To approve the amendment of the Company's Certificate of Incorporation providing for an increase in the authorized shares of common stock to 70,000,000 shares;

4. To approve the issuance of 1,000,000 shares of Series C Preferred Stock and a warrant to purchase 6,000,000 shares of the Company's common stock to certain affiliates of the Company;

5.   To approve the restatement of the Company's Certificate of Incorporation;

6. To adopt and ratify the Company's 2002 Stock Option and Appreciation Rights Plan; and

7.   To transact such other business as may properly come before the meeting.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders. Only those stockholders of record at the close of business on September 18, 2002 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. The stock transfer books will not be closed.

Stockholders should note that the Teletouch By-Laws provide that no proposals or nominations of directors by stockholders shall be presented for vote at an annual meeting of stockholders unless notice is provided to the board of directors or the Teletouch Secretary no later than the close of business on the fifth day following the day on which notice of the meeting is first given to stockholders.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

Tyler, Texas                              By order of the Board of Directors
September 26, 2002
                                          TELETOUCH COMMUNICATIONS, INC.



                                          Susie M. Fowler, Secretary

                                TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING                                1
     Why did you send me this proxy statement/                                 1
     How many votes do I have?                                                 1
     What proposals will be addressed at the Annual Meeting?                   1
     Who may vote on these proposals?                                          2
     Why would the Annual Meeting be postponed?                                2
     How do I vote by proxy?                                                   2
     How do I vote in person?                                                  3
     May I revoke my proxy?                                                    3
     What vote is required to approve each proposal?                           3
     Are there any dissenters' rights of appraisal?                            4
     Who bears the cost of soliciting proxies?                                 4
     Where are Teletouch's principal executive offices?                        5
     How can I obtain additional information about Teletouch?                  5
INFORMATION ABOUT TELETOUCH STOCK OWNERSHIP                                    5
     Which stockholders own at least five percent of Teletouch?                5
     How much stock is owned by directors and executive officers?              7
     Do any of the officers or directors have an interest in the matters
     to be acted upon?                                                         8
     Did directors, executive officers and greater-than-ten percent stockholders comply with Section 16(a) beneficial ownership
     reporting requirements in 2002?                                           8
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS                             9
     Directors and Executive Officers                                          9
     Nominees to the Board of Directors                                       11
     The Board of Directors                                                   11
     Committees of the Board of Directors                                     11
     Audit Committee Report                                                   13
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS                              14
     Executive Compensation                                                   14
     Option/SAR Grants in Last Fiscal Year (2002)                             15
     Aggregated Option/SAR Exercises in Last Fiscal Year; Fiscal Year-End
     Option/SAR Values                                                        15
     Compensation Committee Report on Executive Compensation                  15
     Performance Graph                                                        18
     Remuneration of Directors                                                19
     Employment Agreements                                                    19
     Consulting and Other Arrangements                                        20
     Compensation Committee Interlocks and Insider Participation              21
     Stock Option Plan                                                        21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                21
     Transactions with Management and Others                                  22
     Fairness Opinion Issued by Financial Advisor                             28

                                                                     (continued)
                                       i

INDEPENDENT PUBLIC ACCOUNTANTS                                                34
DISCUSSION OF PROPOSALS RECOMMENDED FOR CONSIDERATION
BY STOCKHOLDERS                                                               35
     PROPOSAL 1                                                               35
     PROPOSAL 2                                                               36
     PROPOSAL 3                                                               36
     PROPOSAL 4                                                               36
     PROPOSAL 5                                                               40
     PROPOSAL 6                                                               40
OTHER PROPOSED ACTION                                                         41
STOCKHOLDER PROPOSALS AND SUBMISSIONS                                         42

ATTACHMENT I: Proxy

APPENDIX A:   Text of Amendment to Certificate of Incorporation increasing the authorized number of shares of common stock to 70,000,000
APPENDIX B:   Text of the Designation of Terms Rights and Preferences of the
              Series C Preferred Stock
APPENDIX C:   Text of the 2002 Stock Option and Appreciation Rights Plan
APPENDIX D:   Audit Committee Charter
APPENDIX E:   Fairness Opinion of Hoak Breedlove Wesneski & Co., Financial
              Advisor, dated August 7, 2002

                         TELETOUCH COMMUNICATIONS, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                November 7, 2002

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Teletouch Communications, Inc., a Delaware corporation (Teletouch or the Company), for use at the Annual Meeting of Teletouch stockholders to be held at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202, on November 7, 2002, at 10:00 a.m. local time, and at any adjournments of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided.

HOW MANY VOTES DO I HAVE?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about September 26, 2002 to all stockholders. Stockholders who owned Teletouch common stock at the close of business on September 18, 2002 (the Record Date) are entitled to one vote for each share of common stock they held on that date, in all matters properly brought before the Annual Meeting.

On the Record Date, there was one class of stock issued and outstanding, the common stock. On that date there were 4,792,650 shares of common stock outstanding, and each share of common stock is entitled to one vote.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals as the Annual Meeting:

1. Election of two Class II directors, each to serve for three years and until their successors have been duly elected and qualified.

2. Ratification of the selection of Ernst & Young LLP as the Company's independent accountants.

3. Approval of the amendment of the Company's Certificate of Incorporation providing for an increase in the authorized shares of the Company's common stock to 70,000,000 shares.

4. Approval of the issuance of 1,000,000 shares of Series C Preferred Stock and warrants to purchase 6,000,000 shares of the Company's common stock to certain affiliates of the Company.

5.   Approval of the restatement of the Company's Certificate of Incorporation.

6. Adoption and ratification of the Company's 2002 Stock Option and Appreciation Rights Plan.

7. Transaction of such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The Company's board of directors has taken unanimous affirmative action with respect to each of the foregoing proposals and recommends that the stockholders vote in favor of each of the proposals.

WHO MAY VOTE ON THESE PROPOSALS?

All of the holders of record of Teletouch common stock at the close of business on September 18, 2002 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 4,792,650 shares of common stock outstanding and entitled to vote. The presence of at least one-third of the outstanding shares of common stock will constitute a quorum for the purpose of transacting business at the Annual Meeting.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy and the Teletouch Annual Report to Stockholders for the year ended May 31, 2002 are being mailed to stockholders on or about September 26, 2002.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on November 7, 2002. The presence in person or by proxy of at least one-third of the shares of common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business but are not counted as affirmative votes for purposes of determining whether a proposal has been approved.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

     .    FOR the election of the Class II director nominees
     .    FOR ratification of the selection of independent accountants
     . FOR approval of the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock to 70,000,000
     . FOR approval of the issuance of 1,000,000 shares of Series C Preferred Stock and warrants to purchase 6,000,000 shares of the Company's common stock to certain affiliates of the Company
     . FOR approval of the restatement of the Company's Certificate of Incorporation
     . FOR adoption and ratification of the Company's 2002 Stock Option and Appreciation Rights Plan

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on November 7, 2002, or at a later date if the meeting is postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

     .    You may send in another proxy with a later date.
     . You may notify Teletouch in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting, that you are revoking your proxy.
     .    You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1:  Election of Directors.

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director's seat. There are two nominees for the two Class II seats.

Proposal 2: Ratification of Independent Accountants

The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy.

Proposal 3: Approval of Amendment of the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock

The approval of Proposal 3 requires the affirmative vote of a majority of all of the votes outstanding, in person or by proxy.

Proposal 4: Approval of Issuance of 1,000,000 Shares of Series C Preferred Stock and Warrants to Purchase 6,000,000 Shares of the Company's Common Stock to Certain Affiliates of the Company

The approval of Proposal 4 requires the affirmative vote of a majority of the votes cast, in person or by proxy.

Proposal 5: Approval of the Restatement of the Company's Certificate of Incorporation

The approval of Proposal 5 requires the affirmative vote of a majority of all of the votes outstanding, in person or by proxy.

Proposal 6: Adoption and Ratification of the Company's 2002 Stock Option and Appreciation Rights Plan

The approval of Proposal 6 requires the affirmative vote of a majority of the votes cast, in person or by proxy.

ARE THERE ANY DISSENTERS' RIGHTS OF APPRAISAL?

The board of directors is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation or the By-Laws of Teletouch provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

Teletouch will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended May 31, 2002, as filed with the Securities and Exchange Commission (SEC), without exhibits. Please address all such requests to Teletouch Communications, Inc., 110 N. College, Suite 200, Tyler, Texas 75702, Attention: Assistant

Secretary. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee.

WHERE ARE TELETOUCH'S PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of Teletouch are located at 110 N. College, Suite 200, Tyler, Texas 75702 and our telephone number is (903) 595-8889.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT TELETOUCH?

Teletouch is subject to the informational requirements of the Securities Exchange Act of 1934 (Exchange Act) which requires that Teletouch file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including Teletouch, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, Teletouch's Exchange Act filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                   INFORMATION ABOUT TELETOUCH STOCK OWNERSHIP

           WHICH STOCKHOLDERS OWN AT LEAST FIVE PERCENT OF TELETOUCH?

The following table shows, as of the Record Date and to the best of our knowledge, all persons we know to be beneficial owners of five percent or more of the 4,792,650 outstanding shares of common stock. The only executive officer, director or nominee for director who beneficially owned five percent or more of Teletouch outstanding shares as of the Record Date was Mr. McMurrey.

                                                                                     Number and % of Common
                                      Number of Common                                      Shares
                                          Shares                                       Beneficially Owned,
                                     Beneficially Owned      % of Common Shares       Assuming Approval by
Name and Address                      Prior to Annual        Beneficially Owned     Stockholders of Proposals
of Beneficial Owner                     Meeting (1)        Prior to Annual Meeting         3 and 4 (2)
---------------------------------- ---------------------- ------------------------  -------------------------
Robert M. McMurrey (4)                   6,372,807                     66.2%             45,255,166;
110 N. College, Suite 200                                                                 83.0% (5)
Tyler, TX  75702

J. Kernan Crotty (3)                       271,001                      5.4%                271,001;
110 N. College, Suite 200                                                                      *
Tyler, TX  75702

Clifford E. McFarland (8)                5,146,307                     73.8%             44,028,666;
McFarland, Grossman & Co                                                                      44.7%
9821 Katy Freeway, Suite 500
Houston, TX 77024

                                                                                     Number and % of Common
                                      Number of Common                                      Shares
                                          Shares             % of Common Shares        Beneficially Owned,
                                     Beneficially Owned      Beneficially Owned       Assuming Approval by
Name and Address                      Prior to Annual      Prior to Annual Meeting  Stockholders of Proposals
of Beneficial Owner                     Meeting (1)                Meeting                 3 and 4 (2)
---------------------------------- ---------------------- ------------------------  -------------------------
Rainbow Resources, Inc. (4)              1,200,000                  25.0%                   1,200,000;
110 N. College, Suite 200                                                                      2.2%
Tyler, TX  75702

TLL Partners, L.L.C. (4)(5)              5,117,641                  53.2%                  44,000,000;
110 N. College, Suite 200                                                                     80.7% (6)
Tyler, TX  75702

GM Holdings, LLC.                          701,526                  13.8%                   6,405,276;
201 Fourth Avenue North                                                                       11.8% (7)
11th Floor
Nashville, TN  37219

-------------

(1) Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person's percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.
(2) Percentage figures in this column assume that stockholder approval for the issuance of the GM Warrants and the Series C Preferred Stock has been received, and that such securities have been issued and exercised or converted in full. Although the terms of the GM Warrant and the Series C Preferred Stock state that they cannot be exercised or converted until May 17, 2005, the equivalent common shares are included herein on an as-exercised or as-converted basis.
(3) Includes 222,001 shares of common stock underlying stock options granted to Mr. Crotty.
(4) Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by RRI and TLL Partners. The figures for Mr. McMurrey include the 5,117,641 shares beneficially owned by TLL Partners, and 1,200,000 shares held of record by RRI. Also includes 16,666 shares which may be acquired upon exercise of an option granted to Mr. McMurrey. See also Footnote 5.
(5) Includes 295,649 shares of common stock held by TLL Partners, 2,660,840 shares of common stock issuable upon exercise of common stock purchase warrants TLL holds, 216,114 shares of common stock issuable upon conversion of the 36,019 shares of Series B Preferred Stock held by TLL, and 1,945,038 shares of common stock issuable upon exercise of TLL's 324,173 warrants to purchase Series B Preferred Stock and the subsequent conversion of the Series B shares obtained thereby. The principal business of TLL Partners is to act as a holding company for Mr. McMurrey's investment in Teletouch securities. Mr. McMurrey is the controlling person of PCI by virtue of his being its majority stockholder. Mr. McMurrey is also the sole officer of TLL Partners.
(6) Includes 44,000,000 shares of common stock issuable upon the conversion of 1,000,000 shares of Series C Preferred Stock held by TLL Partners
(7) Includes 6,000,000 shares of common stock issuable upon the exercise of the GM Warrant.
(8) Mr. McFarland has voting and dispositive power over all Teletouch Securities owned by TLL Partners. The figures for Mr. McFarland include the 5,117,641 shares beneficially owned by TLL Partners. See Footnote 5. Also includes 16,000 shares underlying stock options granted to Mr. McFarland, and 12,000 shares registered in the name of McFarland, Grossman & Co, ("MGCO") of which Mr. McFarland is the President and a director. Such 12,000 are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of those shares.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows, as of the Record Date, the securities owned by each director and executive officer. As of the Record Date, all of the present directors taken as a group (six persons), and the directors and executive officers as a group (the same six persons), own beneficially 6,703,806 shares of common stock (a beneficial ownership of 67.7%).

                                                                                     Number and % of Common
                                      Number of Common                                      Shares
                                          Shares             % of Common Shares        Beneficially Owned,
                                     Beneficially Owned      Beneficially Owned       Assuming Approval by
Name and Address                      Prior to Annual      Prior to Annual Meeting  Stockholders of Proposals
of Beneficial Owner                     Meeting (1)                Meeting                 3,4 and (2)
---------------------------------- ---------------------- ------------------------  -------------------------
Robert M. McMurrey  (3)(4)(5)            6,372,807                  66.2%                  45,255,166;
110 N. College, Suite 200                                                                     83.0%
Tyler, TX  75702

J. Kernan Crotty  (3)(4)(6)                271,001                   5.4%                     271,001;
110 N. College, Suite 200                                                                        *
Tyler, TX  75702

Clifford E. McFarland  (4)(7)            5,146,307                  73.8%                  44,028,666;
McFarland, Grossman & Co.                                                                       44.7%
9821 Katy Freeway, Suite 500
Houston, TX  77024

Henry Y.L. Toh  (4)(8)                      10,000                    *                        10,000;
1111 Hermann Drive, Unit 6E                                                                      *
Houston, TX 77004

Marshall G. Webb  (4)(8)                    10,000                    *                        10,000;
6110 Inwood                                                                                      *
Houston, TX 77057

Susan Stranahan Ciallella (8)               10,000                    *                        10,000;
Cozen O'Connor                                                                                   *
1900 Market Street, 5th Floor
Philadelphia, PA 19103

All Executive Officers & Directors as    6,701,808                  67.7%                  45,584,167;
a Group (6 Persons)  (9)                                                                       83.2%

---------------
*    Indicates less than 1.0%.
(1) Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person's percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.
(2) Percentage figures in this column assume that stockholder approval for the issuance of the GM Warrant and the Series C Preferred Stock has been received, and that such securities have been issued and exercised or converted in full. Although the terms of the GM Warrant and the Series C Preferred Stock state that they cannot be exercised or converted until May 15, 2005, the equivalent common shares are included herein on an as-exercised or as-converted basis.
(3)  Executive Officer
(4)  Director
(5) Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by RRI and TLL Partners. Includes the 5,117,641 shares beneficially owned by TLL Partners, and 1,200,000 shares held of record by RRI. Also includes 16,666 shares which may be acquired upon exercise of an option granted to Mr. McMurrey.
(6) Includes 222,001 shares of common stock underlying stock options granted to Mr. Crotty.
(7) Includes 16,000 shares underlying stock options granted to Mr. McFarland. Also includes 12,000 shares registered in the name of MGCO, of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of those shares.
(8)  Represents shares underlying stock options.
(9) For Pre-Meeting columns, includes 1,589,149 shares of common stock issued and outstanding and 5,156,355 shares of common stock underlying exercisable warrants, options and convertible preferred shares. For Post-Meeting column, includes 45,293,500 shares issued and outstanding and 62,666 shares underlying exercisable options.

DO ANY OF THE OFFICERS OR DIRECTORS HAVE AN INTEREST IN THE MATTERS TO BE ACTED UPON?

J. Kernan Crotty, and Marshall G. Webb have been nominated for re-election as Class II directors and therefore have an interest in the outcome of Proposal 1. Robert M. McMurrey, the founder and Chairman of Teletouch's Board has an interest in the outcome of Proposal 4 by virtue of his being the majority stockholder of the voting securities of Progressive Concepts Communications, Inc. (PCCI), the parent holding company of its wholly-owned subsidiaries, Progressive Concepts, Inc. (PCI) and TLL Partners. TLL Partners will receive shares of the new non-voting Series C Preferred Stock if Proposal 4 is approved.

DID DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-TEN PERCENT STOCKHOLDERS COMPLY WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN 2001?

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of Teletouch with the SEC and the American Stock Exchange. Officers, directors, and greater-than-ten-percent stockholders are required by SEC regulation to furnish Teletouch with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to Teletouch pursuant to Rule 16a-3 under the Exchange Act during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended May 31, 2002.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers are:

Name                        Age  Title
----                        ---  -----
Robert M. McMurrey          56   Chairman of the Board of Directors
J. Kernan Crotty            58   Director, President, Chief Operating Officer,
                                 Chief Financial Officer and Assistant Secretary
Clifford E. McFarland       46   Director
Marshall G. Webb            59   Director
Henry Y.L. Toh              45   Director
Susan Stranahan Ciallella   44   Director

Teletouch's By-Laws provide that the board of directors shall be divided into three classes, and that the total number of directors shall consist of a minimum of three and a maximum of twelve members. The board of directors currently consists of six members: two Class I Directors (Messrs. McMurrey and McFarland), two Class II Director (Messrs. Crotty, and Webb) and two Class III Directors (Mr. Toh and Ms. Ciallella). Messrs. Crotty and Webb, the Class II director nominees, are standing for re-election for a three-year term at the Annual Meeting. The Class III Directors will stand for re-election in late 2003 and the Class I Directors in 2004.

Biographical information with respect to the executive officers and directors of Teletouch are set forth below. There are no family relationships between any present executive officers or directors.

ROBERT M. MCMURREY, Chairman of the board of directors, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000. He is also the President, Chief Executive Officer, a director and the sole stockholder of Rainbow Resources. Through Rainbow Resources, Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Mr. McMurrey is the sole stockholder, a director and an officer of Progressive Concepts Communications, Inc. which is the sole stockholder of Progressive Concepts, Inc. (PCI), a Texas corporation, which is a provider of radio communications, telephone and telecommunication equipment, accessories and supplies. Mr. McMurrey is also an officer and director of PCI. Mr. McMurrey is also a control person of TLL Partners. Mr. McMurrey was active in the oil and gas industry for over 30 years. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971.

SUSAN STRANAHAN CIALLELLA was appointed to fill a vacancy on the Teletouch board in August 2002. Ms. Ciallella is an attorney specializing in securities law, broker-dealer regulation and sports law, and is a licensed securities broker. In 1998 she joined the Philadelphia law firm of Cozen O'Connor as Of Counsel. Prior to 1998, Ms. Ciallella was a member of the firm of Adler & Gold in Cherry Hill, New Jersey. In 2001 Ms. Ciallella was a forum participant in the Securities and Exchange Commission's 20th Annual Government-Business Forum on Small Business Capital Formation; she is a member of the Pennsylvania and New Jersey bars. She is a graduate of the University of Florida (B.S., 1980) and Rutgers University Law School (J.D., 1995).

J. KERNAN CROTTY joined Teletouch as Executive Vice President and Chief Financial Officer in November 1998. In May 2001 he was promoted to President and Chief Operating Officer in addition to his other duties. Mr. Crotty has been a director of Teletouch since May 2001. From 1995 to 1998, Mr. Crotty was founder and a principal of Latah Creek Investment Company, a manufacturer and importer of home furnishings, as well as a principal and Vice President of Courtside Products, Inc., a manufacturer and importer of sporting goods. Mr. Crotty holds an MBA degree from New York University.

CLIFFORD E. MCFARLAND has been a director of Teletouch since May 1995. In 1991 Mr. McFarland co-founded McFarland, Grossman & Company (MGCO), an investment bank in Houston, Texas. Mr. McFarland has served as the President and a Managing Director of MGCO since its inception. From time to time, MGCO has rendered investment banking services to Teletouch, and to certain affiliates of Teletouch. See "Compensation of Directors and Executive Officers--Consulting and Other Arrangements."

HENRY Y.L. TOH has been a director of Teletouch since November 2001. Mr. Toh is associated with three publicly traded companies: he has served as an officer and director of I-Link Incorporated (a publicly held Internet telephone company) from 1992 to 1998, and as a director from 1998 to the present; has served as a director of National Auto Credit, Inc. from December 1998 to the present; and became a director of Bigmar, Inc. (a pharmaceuticals company) in 2002. He has also served as an officer and director of Four M International, Inc. (a privately held investment entity) from 1992 to the present, and as an officer and director of Four Vines International, Inc. (a privately held wine producer and distributor) from 1996 until February 2001. He became a director of New Generation Motors Corporation (a privately held designer and manufacturer of high efficiency electric motors) in 2001.

MARSHALL G. WEBB has been a director of Teletouch since November 2001. He is the Executive Vice President of SOLVAZ, Inc., a privately held company which provides business process solutions to human capital intensive industries with an emphasis on the insurance, healthcare, staffing, and professional employer organization industries. In 1998, Mr. Webb founded the Polaris Group, Inc., a privately held corporate finance and mergers and acquisitions firm, for which he served as the managing director from its inception through 2002. Mr. Webb founded BrightStar Information Technology Group, Inc., a publicly held provider of high-end IT solutions to government and corporations, in 1997 and served as its CEO and director through 1998. Mr. Webb is an alumnus of Southern Methodist University and is a Certified Public Accountant. Mr. Webb is a "financial expert" as that term is defined in Section 407 of the

Sarbanes-Oxley Act. As a financial expert, Mr. Webb has an understanding of GAAP and financial statements, experience in preparing or auditing financial statements of generally comparable companies; has applied such principles in connection with accounting for estimates, accruals and reserves; and has experience with internal accounting controls and an understanding of audit committee functions.

Each officer of Teletouch is appointed by the board of directors and holds his office(s) at the pleasure and discretion of the Board.

There are no material proceedings to which any director, director nominee, officer or affiliate of Teletouch, any owner of record or beneficially of more than five percent of any class of voting securities of Teletouch, or any associate of any such director, officer, affiliate or security holder is a party adverse to Teletouch or any of its subsidiaries or has a material interest adverse to Teletouch or any of its subsidiaries.

No director, director nominee, officer or affiliate of Teletouch, any owner of record or beneficially of more than five percent of any class of voting securities of Teletouch has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

NOMINEES TO THE BOARD OF DIRECTORS

J. Kernan Crotty and Marshall G. Webb are the Class II nominees for election to the board of directors. See "Information About Directors and Executive Officers" above for information relative to their respective business experience.

THE BOARD OF DIRECTORS

The board of directors oversees the business affairs of Teletouch and monitors the performance of management. Pursuant to the Teletouch By-Laws, the board of directors has established that the board of directors shall consist of no less than three and no more than twelve members; currently the number of seats on the board is six. The board of directors held nine meetings during the fiscal year ended May 31, 2002. During the fiscal year ended May 31, 2002, one incumbent director, Charles C. Green III, attended fewer than seventy-five percent of the meetings of the board of directors or of the committee(s) on which he served. Mr. Green resigned from the board of directors in March 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has established three standing committees, namely, an Audit Committee, a Compensation Committee and an Executive Committee. There is no nominating committee or any committee serving a similar function. A Special Committee, with a limited purpose and duration, was created in 2002.

Audit Committee. The duties and responsibilities of the Audit Committee are to recommend the selection of the independent public accountants for Teletouch to the board of directors, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with the Teletouch Chief Financial Officer and independent auditors corporate accounting practices and policies and financial controls and to perform all other duties as the board of directors may from time to time designate. Henry Y.L. Toh (Chairman), Marshall G. Webb and Ms. Ciallella comprise the Audit Committee. Mr. Webb and Mr. Toh both became members of the Audit Committee in November 2001, Ms. Ciallella was appointed in August 2002. Mr. McFarland resigned from the Audit Committee in May 2002. During the fiscal year ended May 31, 2002, the Audit Committee held nine meetings. No member of the Company's Audit Committee has received any consulting fees, advances or compensatory fees from the Company or its subsidiaries and no member of the Audit Committee is an affiliate of the Company or its subsidiaries and each member of the Audit Committee is; therefore, an independent director of the Company as defined in Section 301(3)(A) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). A copy of the Audit Committee's Charter is included as Appendix D to this proxy statement.

Compensation Committee. The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers and other key employees, to make recommendations as to stock options, bonuses and salaries and to perform all other duties as the board of directors may from time to time designate. Marshall G. Webb (Chairman) and Henry Y.L. Toh are currently the members of the Compensation Committee. Mr. Green resigned from the Board in March 2002. During the fiscal year ended May 31, 2002, the Compensation Committee held three meetings.

Executive Committee. The duties and responsibilities of the Executive Committee are to exercise the powers and authority of the board of directors in the management of the business and affairs of Teletouch, to the extent not assigned to other committees of the board of directors and to the extent permitted by Delaware law and the By-Laws of Teletouch. Robert M. McMurrey (Chairman), J. Kernan Crotty and Clifford E. McFarland are the members of the Executive Committee. During the fiscal year ended May 31, 2002, the Executive Committee held no meetings.

Special Committee. The duties and responsibilities of the Special Committee, as designated by the Board, are to interview and select an investment banking firm for the purpose of obtaining an opinion as to whether the issuance of the Series C Preferred Stock and the GM Warrant as part of the consummation of the debt restructuring transaction under the Restructuring Agreement dated as of May 17, 2002, as amended (the Restructuring Agreement) is fair, from a financial point of view, to holders of Teletouch's common stock other than TLL Partners, GM Holdings, and their affiliates. Messrs. Toh and Webb are members of the Special Committee. During the fiscal year ended May 31, 2002, the Special Committee held two meetings.

AUDIT COMMITTEE REPORT

The following paragraphs constitute the report of the Audit Committee for the fiscal year ended May 31, 2002. In accordance with SEC rules, this report shall not be deemed to be subject to SEC Regulation 14A or to Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any statements or reports filed by Teletouch with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

The Audit Committee performed the following functions:

     . reviewed and discussed Teletouch's audited financial statements with management;

     . discussed with Teletouch's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380). SAS 61 requires independent auditors to communicate certain matters related to the scope and conduct of an audit, including the adequacy of staffing and compensation, to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are: (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates and (iv) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements in addition to discussing the adequacy and effectiveness of the accounting and financial controls (including the Company's system to monitor and manage business risk) and legal and ethical compliance programs;

     . received the written disclosures and the letter from the independent accountants required by Independence Standards Board (ISB) Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent accountant relating to the independent accountant's independence from the Company's management and from the Company and the matters included in the written disclosures required by the ISB in accordance with SEC Rule 201-2.01, and reviewed and recommended to the Board the selection of the Company's independent auditors;

     . reviewed the interim financial statements with the Company's management and the independent auditors prior to filing the Company's Quarterly Reports on Form 10-Q and discussed the results of the quarterly reviews and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards; and

     . based on the review and discussions above with the Company's management and the independent auditors concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the financial statements, results of the annual audit and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, the Audit Committee recommended to the board of directors that the audited financial statements be included in Teletouch's annual report on Form 10-K for the most recent fiscal year for filing with the SEC.

                                         By the members of the Audit Committee:
                                                Henry Y.L. Toh, Chairman
                                                Marshall G. Webb
                                                Susan Stranahan Ciallella


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid for services rendered to Teletouch during the last three fiscal years by each person serving as Teletouch's Chief Executive Officer and Teletouch's most highly compensated executive officers serving as such as of May 31, 2002 whose compensation was in excess of $100,000.

                                                                                    Long Term Compensation
                                               Annual Compensation                          Awards
                                   --------------------------------------------- -----------------------------
                                                                                 Restricted Securities
                                                                 Other           Stock      Underlying
Name and                                               Bonus     Annual          Awards($)  Options/
Principal Position                  Year   Salary($)  ($) (1)    Compensation($) (2)        SARs(#)
---------------------------------- ------ ---------- --------------------------- ---------- ------------ -----
Robert M McMurrey;                  2002          --  100,000        --                --        --
Chairman of the Board (3)           2001     175,000   80,000        --                --        --
                                    2000     175,000   40,000        --                --        --


J. Kernan Crotty, President         2002     190,385  100,000        --           333,333        --
CFO (4)                             2001     130,192   80,000        --           100,000        --
                                    2000     125,000   45,000        --                --        --

Nancy Andersen                      2002     109,461   25,000        --                --        --
Vice President                      2001      95,000   25,000        --                --        --
                                    2000      88,346    7,885        --                --        --

Douglas E. Sloan                    2002      80,885   25,000        --                --        --
Controller                          2001      63,000   15,000        --                --        --
                                    2000      62,692   12,000        --                --    20,000


(1) Unless otherwise indicated, bonuses shown were paid in the fiscal year following the year in which services were provided.
(2) The number and value of the aggregate restricted stock beneficial holdings for the named executives at the end of the last fiscal year, based on the closing price of the common stock of $0.45 per share on May 31, 2002, were as follows (without giving effect to the consideration paid for the securities held): Mr. McMurrey: 1,238,500 shares, a value of $557,325; and Mr. Crotty, 49,000 shares, a value of $22,050, and Ms. Andersen, no shares.

     (3) Mr. McMurrey was also Chief Executive Officer of Teletouch until February 2000. He ceased receiving a salary effective April 30, 2001. Mr. McMurrey was granted a one-time bonus of $100,000 by the Compensation Committee in view of his substantial efforts in effecting the Company's debt restructuring and equity recapitalization. This one-time bonus is payable in September 2002.

     (4) Mr. Crotty became President, Chief Operating Officer, and Chief Financial Officer in May 2001. In April 2002, Mr. Crotty entered into an employment agreement with the Company at an annual salary of $240,000 and he is entitled to receive yearly performance related bonus payments in the range of $50,000 - $100,000. Upon entering this employment agreement in April 2002, Mr. Crotty was paid a signing bonus of $38,000.

     OPTION/SAR GRANTS IN LAST FISCAL YEAR (2002)

     The following table sets forth certain information with respect to options granted during the fiscal year ended May 31, 2002 for persons named in the Summary Compensation Table.

                            Number of Securities          Percent of Total        Exercise or
                           Underlying Options/SARs     Options/SARs Granted to    Base Price     Grant Date   Expiration
              Name               Granted (#)          Employees in Fiscal Year     ($/Share)       Value         Date
              ----               -----------          ------------------------     --------        -----         ----
Robert M. McMurrey                   ---                        ---                     ---           ---         ---
J. Kernan Crotty                 333,333                         73%               $  0.282      $ 94,000       12/17/11
Nancy Andersen                       ---                        ---                     ---           ---         ---
Douglas E. Sloan                     ---                        ---                     ---           ---         ---

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR; FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information with respect to options exercised during the fiscal year ended May 31, 2002 by named executive officers and with respect to unexercised options held by such persons at the end of the fiscal year ended May 31, 2002.

                            Shares                          Number of Securities         Value of Unexercised in the
                         Acquired on       Value           Underlying Unexercised           Money Options/SARs at
     Name                Exercise (#)   Realized ($)     Options/SARs at FY-End (#)               FY-End ($)
    ------------------  --------------  ------------   ------------------------------  --------------------------------
                                                        Exercisable    Unexercisable   Exercisable      Unexercisable
                                                       -------------  ---------------  ------------   -----------------
     Robert M. McMurrey         --            --          16,666                0        $   3,500        $      --

     J. Kernan Crotty           --            --         144,578          338,755        $  28,250        $  59,248

     Nancy Anderson             --            --          13,333               --        $   2,800        $      --

     Douglas E. Sloan           --            --           9,995           10,805        $   2,099        $    2,101


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following paragraphs constitute the report of the Compensation Committee of the board of directors on executive compensation policies for the fiscal year ended May 31, 2002. In accordance with SEC rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by Teletouch with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

The Compensation Committee oversees and administers the Company's compensation program for its executive officers. The Compensation Committee bases its decisions on both individual performance and the Company's financial results. All compensation decisions are made solely by the Compensation Committee; however, the Compensation Committee may consult with the Chairman of the Board, the Company's Chief Executive Officer and Chief Operating Officer as part of its decision making process when examining their respective compensation packages.

Objectives. The objectives of the Company's executive compensation program are to:

    .    Attract and retain talented and productive executive officers;
    .    Provide incentives for executive officers for superior performance; and
    . Align interests of the executive officers with those of the Company and reward executive officers according to their contribution to the Company's success.

Components. The principal elements of the compensation program for executive officers are base salary, performance-based annual bonuses and stock options. For a summary of the executive compensation for fiscal year 2002, see the Summary Compensation Table under the heading "Compensation of Directors and Executive Officers" above.

Base Salaries. The Committee has based its decisions on salaries for Teletouch's executive officers, including its Chairman, Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, on a number of factors, both objective and subjective. Objective factors considered include amounts set in employment agreements or terms of employment, increases in the cost of living, our Company's overall historical performance, and comparable industry data, although no specific formulas based on such factors have been used to determine salaries. Salary decisions are based primarily on the Committee's subjective analysis of the factors contributing to our long-term success and of the executive's individual contributions to such success.

On April 1, 2002, Teletouch entered into an Employment Agreement with Mr. Crotty, its President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary. Pursuant to that Employment Agreement, Mr. Crotty is employed at a base salary of $240,000 per annum for a three-year period ending on April 1, 2005 and, based on the Company's earnings performance or meritorious performance of his duties as an officer of the Company, his salary may be increased at the Board's discretion. In addition, he received a $38,000 signing bonus and is entitled to bonuses based on a performance formula. Pursuant to the Employment Agreement, on September 1, 2002, Teletouch will issue Mr. Crotty a non-qualified option to purchase 166,667 shares of common stock. Vesting will be pro rata over a two-year period commencing September 1, 2002. Mr. Crotty's Employment Agreement may be extended for an additional one-year period, according to its terms. See "Employment Agreements".

During the course of the fiscal year ended May 31, 2002, Robert McMurrey, the Company's Chairman, made significant contributions of his time and resources to assist the Company in its effort to reorganize its corporate debt. Effective April 30, 2001, at the initiation of Mr. McMurrey, the Company stopped paying Mr. McMurrey a salary in order to assist the Company in dealing with its cash flow issues. Subsequently, in order to complete the Company's debt reorganization, Mr. McMurrey agreed to the condition imposed by Pilgrim, one of the Company's lenders, that he not receive payment of a salary or other compensation from the Company for his time and efforts expended during the course of the negotiations (provided however, that the Company is allowed to grant him a bonus of no more than $100,000). As of the date of this Report, Mr. McMurrey does not receive a salary from the Company. See "Employment Agreements".

Bonuses. The Company rewards its executive officers with annual bonuses based upon the performance of Teletouch and each executive. Bonuses are generally paid if Teletouch meets or surpasses certain annual cash flow objectives, including consideration of EBITDA (earnings before interest, taxes, depreciation and amortization) and if the executive meets or exceeds certain non-financial objectives. The financial objectives for Teletouch and the performance standards for executives are generally established by the Committee. For the fiscal year ended May 31, 2002, Teletouch paid a signing bonus to Mr. Crotty of $38,000 and he will receive a yearly performance-related bonus payment in the amount of $100,000 payable in September 2002. See "Employment Agreements". In view of the substantial efforts made by Mr. McMurrey in effecting the debt restructuring and equity recapitalization discussed elsewhere herein, the Compensation Committee determined to grant a one-time bonus to Mr. McMurrey in the amount of $100,000 payable in September 2002.

Stock Options. The Committee views stock options as its primary long-term compensation vehicle for Teletouch executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if the Teletouch stock price increases. Options granted under Teletouch's 1994 Stock Option and Appreciation Rights Plan, as amended (the 1994
Plan) have vesting schedules set by the Compensation Committee, which generally range from two to five years. Grants of stock options generally are based upon the performance of Teletouch, the level of the executive's position within Teletouch and an evaluation of the executive's past and expected future performance. The Committee grants stock options periodically, but not necessarily on an annual basis. On December 17, 2001, the Company granted Mr. Crotty a ten-year non-qualified stock option to purchase 333,333 shares of the Company's common stock exercisable for $0.282 per share, vesting pro rata daily commencing December 17, 2001 and ending December 17, 2004. On September 1, 2002, he will also receive a non-qualified option to purchase 166,667 shares of the Company's common stock. See "Employment Agreements".

Chief Executive Officer. The salary established in the fiscal year ended May 31, 2002 for Mr. Crotty, the President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary of Teletouch, was based on the factors and analyses described in this Report. Specific factors considered by the Committee included Mr. Crotty's responsibilities with Teletouch and the Teletouch executive bonus structure described above.

At the close of the period covered by the foregoing report, Messrs. Webb (Chairman) and Toh were the sole members of the Compensation Committee. On March 29, 2002, Mr. Green resigned his position as a member of the Company's Board.

                               By the members of the Compensation Committee:
                                        Marshall G. Webb, Chairman
                                        Henry Y.L. Toh

PERFORMANCE GRAPH

The following graph compares the Teletouch cumulative total shareholder return since May 31, 1997 with that of the American Stock Exchange (the AMEX Composite Index) and a peer group index comprised of Aquis Communications, Inc., Metrocall, Inc., PNI Technologies, Inc. and Weblink Wireless, Inc. The graph assumes an initial investment of $100.00 on May 31, 1997 and the reinvestment of dividends where applicable. All data relating to the Teletouch total return in the performance graph has been adjusted to give effect to the Teletouch June 1998 reverse stock split. The Company has never paid a dividend on its common stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG TELETOUCH COMMUNICATIONS, INC.,
                            THE AMEX COMPOSITE INDEX
                                AND A PEER GROUP

                                   [GRAPHIC]

The following represents in table form the same information set forth in the line graph above:

                                             Fiscal Year ended May 31,
                                  ----------------------------------------------
                                   1997    1998     1999   2000    2001    2002
                                   ----    ----     ----   ----    ----    ----

Teletouch Communications, Inc.    100.00  208.33   61.11   91.67   35.56   20.00
Amex Composite Index              100.00  118.04  128.64  149.49  155.21  158.84
Peer Group                        100.00  134.42   66.17   84.61    1.90    0.31

REMUNERATION OF DIRECTORS

Each director of Teletouch who is not a salaried officer or employee of Teletouch or of a subsidiary of Teletouch receives compensation for serving as a director and fees for attendance at meetings of the board of directors or of any committee appointed by the board of directors as determined by the board from time to time. All non-employee non-affiliate directors will be compensated at the rate $22,000 annually. Teletouch's policy is that every non-employee, non-affiliate director of Teletouch shall be paid $500 for attendance at meetings of the board of directors ($100 for telephonic attendance). Such amounts are in addition to reimbursement to such directors for out-of-pocket expenses related to meeting attendance.

The directors are also eligible to receive options under our stock option plans at the discretion of the board of directors. Under the Company's 2002 Plan, all non-employee non-affiliate directors receive a one-time grant of options to purchase 10,000 shares of common stock upon election as a director. There may be additional annual grants of options.

In addition, all directors are entitled to reimbursement of reasonable travel and lodging expenses related to attending meetings of the board of directors.

EMPLOYMENT AGREEMENTS

In August 1995 and again in August 1998, Teletouch entered into employment agreements with Mr. McMurrey, Chairman of the Board and then Chief Executive Officer. Mr. McMurrey was employed at a base salary of $175,000 per annum. After August 1999 there were no further extensions or renewals and the agreement was allowed to lapse and expire. Mr. McMurrey continued to serve as Chief Executive Officer of the Company until February 2000. He was reappointed in May 2001 and continued to be compensated at the annual rate of $175,000 plus a performance bonus; however, Mr. McMurrey did not enter into a formal employment agreement upon reappointment and served "at will." Mr. McMurrey ceased to be an employee of and to draw a salary from the Company on April 30, 2001. Mr. McMurrey continues to be a director and is the Chairman of the Board.

On April 1, 2002, the Company entered into a three-year Employment Agreement with J. Kernan Crotty, to serve as President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary. The Employment Agreement may be renewed for one additional year, if the Company and Mr. Crotty so agree, no later than thirty days before the expiration of the initial term. In addition, he received a $38,000 signing bonus.

As compensation Mr. Crotty is paid a base salary of $240,000 per year. Subject to periodic review by the Board, and based on the Company's earnings performance or meritorious performance of his duties, his salary may be increased. He will be entitled to receive yearly bonus payments in the target range of $50,000-$100,000, after the issuance of final audited financial statements. The Compensation Committee will consider actual operating performance compared to budgeted performance of the Company, EBITDA less capital expenditures, and other traditional and subjective performance criteria when determining the Annual Bonus.

In addition to monetary compensation, Mr. Crotty's employment benefits include disability, health and life insurance, sick leave, vacation and participation in the Company's Section 401(k) retirement plan. On December 17, 2001, he was granted a ten-year non-qualified stock option to purchase 333,333 shares of the Company's common stock, exercisable for $0.282 per share, which price was the average closing price for the twenty days preceding the date of grant. Vesting is pro rata daily over a three-year period commencing December 17, 2001.

On September 1, 2002, he will receive a non-qualified option to purchase 166,667 shares of the Company's common stock, the price of which will be computed based on the average closing price for the twenty days preceding September 1, 2002. Vesting will be pro rata daily over a two-year period commencing September 1, 2002. In the event of a change of control (as defined in the Employment Agreement) or upon sale of substantially all of the assets of the Company or merger of the Company out of existence, vesting shall accelerate.

The Company may terminate his employment, upon written notice of (1) death; (2) disability, if the disability continues for 120 days in any year or 90 consecutive days; or (3) for cause. The Company may also terminate Mr. Crotty's employment in the absence of cause for any reason provided that it pay his base salary in twenty-four monthly installments and a minimum severance bonus of either $100,000 or the amount of the Annual Bonus pro rated for the portion of the year employed prior to termination. The Company has no obligation to pay a severance bonus if the Company's reported EBITDA for the fiscal year is less than 75% of budgeted EBITDA for that fiscal year.

Mr. Crotty may voluntarily terminate his employment upon written notice of a good reason arrived at in good faith. All unvested options granted under his Employment Agreement shall immediately terminate and all vested options shall terminate in accordance with their terms. In the event of voluntary termination of his employment, the Company shall pay a severance package the same as provided for involuntary termination without cause, with the same exceptions.

In the event of termination by the Company for the reasons set forth above, each of the Company and Mr. Crotty shall execute mutual releases of claims against each other prior to Mr. Crotty receiving any post-termination payments. In addition, Mr. Crotty may not compete with the Company in any state in which it does business or within 100 miles of such states for three years after he ceases to be employed by the Company. However, if the Company fails to make its post-termination payments to him, the non-competition provisions will be suspended for that period.

CONSULTING AND OTHER ARRANGEMENTS

Clifford E. McFarland, a director of Teletouch, is President and a Managing Director of McFarland, Grossman & Company (MGCO). Mr. McFarland's firm has provided services to PCI, an affiliate of Mr. McFarland and Mr. McMurrey, in connection with the efforts of PCI and TLL Partners to renegotiate and/or purchase the Company's institutional debt. MGCO received $137,500 in remuneration from PCI for those services. Also, MGCO is retained by Teletouch under an ongoing contract to perform various financial consulting services. MGCO receives $17,500 per month pursuant to that agreement; during the fiscal year ended May 31, 2002 Teletouch paid MGCO $210,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

STOCK OPTION PLAN

1994 Plan

Pursuant to the 1994 Plan, the board of directors adopted a policy providing that each non-employee, non-affiliate director shall receive a non-discretionary Non-Qualified Option to purchase 666 shares of common stock effective as of June 1, 1998 and subsequently on the first business day of January each year beginning in January 1999. Each option is exercisable at a price equal to the closing market price on the date of grant, and vests in full one year from the date of grant. Mr. McFarland was granted an option to purchase 666 shares of Teletouch common stock effective January 2, 1999, January 2, 2000 and January 2, 2001 under the 1994 Plan and Mr. Toh was granted an option to purchase 666 shares of common stock effective January 2, 2002.

2002 Plan

The 2002 Plan adopted by the board of directors provides that non-employee, non-affiliate directors are eligible to receive options, as well as officers, employees and consultants. It is the Board's intention that annual non-discretionary option grants to certain directors under the 1994 Stock Option Plan cease, along with one-time grants of options to new Board members when they join the board. However, these kinds of grants will continue under the 2002 Plan. All options granted under the 2002 Plan will be exercisable at a price equal to the closing market price on the date of grant; vesting will be as determined by the board or Compensation Committee on the date of grant. The 2002 Plan is set out in full and attached to this proxy statement as Appendix C.

Subsequent to the Company increasing the level of director compensation in November 2001, the Company granted its newly-appointed independent directors, Messrs. Webb and Toh, options to purchase 10,000 shares of the Company's common stock in November 2001. Mr. McFarland was granted options to purchase 3,333 shares the same month to put him in parity with Messrs. Toh and Webb. Ms. Ciallella was granted options to purchase 10,000 shares of common stock when she joined the board of directors in August 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs set forth the reportable transactions in the last fiscal year between Teletouch and its executive officers, directors or affiliates. See "Compensation of Directors and Executive Officers--Employment Agreements" and "Compensation of Directors and Executive Officers--Consulting and Other Arrangements" for descriptions of the terms of employment and consulting agreements between Teletouch and certain officers, directors and other related parties.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

As of May 31, 2001, the Company had been unable to amend or negotiate new terms under its senior credit agreement, which would have enabled the Company to remain in compliance therewith and thereunder as of May 31, 2001, and for subsequent periods. The resulting inability to comply with the terms of the credit agreement resulted in the occurrence of events of default under the credit agreement which could have permitted the lender to terminate the commitment and to declare the borrowings totaling $57.3 million to be due and payable. Also, based on the terms of the Junior Subordinated Note agreement, if the lender had declared the Company not in compliance with the terms of the credit agreement, then by definition it would not have been in compliance with the terms of the Junior Subordinated Note Agreement resulting in an additional $22.3 million becoming due and payable as of May 31, 2001.

Restructure of Senior Debt

On May 20, 2002, pursuant to agreements executed on May 17, 2002, Teletouch reorganized its debt, retiring approximately $57,100,000 in outstanding principal and $3,600,000 in accrued interest in senior debt owed by Teletouch under its senior credit agreement to a syndicate of commercial lenders, by paying those lenders an aggregate cash amount of $9,800,000 and delivering a Promissory Note in the principal amount of $2,750,000 to one of the lenders, ING Prime Rate Trust (formerly known as Pilgrim America Prime Rate Trust) ("Pilgrim") (the "Debt Reorganization"). The Second Amended and Restated Credit Agreement (the "Amended Credit Agreement") dated as of May 17, 2002 by and among Teletouch and Pilgrim, as administrative agent for the lender, which amended and restated the prior credit agreement effected the Debt Reorganization and resulted in the reduction of the aggregate principal debt under the debt facility to $2,750,000 (the "Pilgrim promissory note").

The restructured debt outstanding under the Amended Credit Agreement is collateralized by assets of Teletouch and its subsidiaries including (1) certain real property owned by Teletouch in Tyler, Texas, (2) all of the capital stock of Teletouch Licenses, Inc. ("TLI"), a wholly-owned subsidiary of Teletouch, that owns the paging and other licenses utilized in Teletouch's operations, (3) all of Teletouch's and TLI's respective rights in the License Management Agreement between Teletouch and TLI, pursuant to which Teletouch manages and utilizes the licenses owned by TLI, and (4) certain other collateral as set forth in the Amended Credit Agreement, but excluding the collateral securing the First Community Financial Corporation debt facility described below. See "Agreements with First Community Financial Corporation."

The Amended Credit Agreement requires that the $2,750,000 in principal due under the new loan be repaid in 36 equal monthly installments of principal and interest in the amount of $87,449 commencing June 1, 2002 with interest accruing at an annual rate of nine percent. In addition, Teletouch must make certain mandatory pre-payments to Pilgrim based on certain calculations required by the Amended Credit Agreement, for events or occurrences arising from any of the following: excess cash flow, casualty events, or debt and equity issuances or sale of assets, as defined by the applicable agreements. The Amended Credit Agreement contains a number of prohibitions and limitations of Teletouch's activities, including a prohibition of the payment of dividends by Teletouch. Failure to comply with the terms of the Amended Credit Agreement will result in an event of default which in turn will allow Pilgrim to terminate the commitment and to declare the borrowings to be due and payable. The new note is collateralized by a new deed of trust, an assignment of rents and leases, an agreement collateralizing all of the capital stock of TLI, and a fixture filing on certain real property in Tyler, Texas.

In order to complete the reorganization of its debt and to provide for necessary working capital financing, Teletouch also entered into new credit agreements with First Community Financial Corporation and TLL Partners. Proceeds from these facilities combined with working capital from the Company were used to fund the cash payments to lenders in the amount of $9,800,000 required to restructure the senior debt.

Agreements with First Community Financial Corporation ("FCFC")

Concurrent with the restructuring of its debt, Teletouch executed two promissory notes in favor of FCFC, (a) a $2,000,000 Multiple Advance Promissory Note ("MAP Note") and (b) a Term Promissory Note in the initial principal amount of $250,000 ("Term Note", and together with the MAP Note, the "Credit Facility"). Both notes are collateralized by an accounts receivable security agreement ("FCFC Security Agreement") which gives FCFC a security interest in all accounts receivable and substantially all other assets of the Company, excluding its FCC licenses and certain real property. FCFC is an unrelated third party with no prior relationships with the Company or its affiliates.

The MAP Note provides for a revolving line of credit of up to a maximum amount of $2,000,000. The MAP Note bears interest at a floating rate of 5.25% above the prime rate of Bank One Arizona. The interest rate cannot be less than an annual rate of 10% and interest is payable on the MAP Note on the first day of each month on which there is an outstanding indebtedness under the MAP Note. In addition, Teletouch must make a minimum interest payment of $5,000 each month. Borrowings under the MAP Note are limited to amounts which, together with amounts previously borrowed, do not exceed a borrowing base. This borrowing base is defined as 75% of the Company's eligible commercial accounts receivable and 50% of the Company's eligible reseller accounts receivable, with certain adjustments. No advances will be made by FCFC if an event of default (as that term is defined under the FCFC Security Agreement) occurs and Teletouch fails to cure the event of default. The MAP Note matures upon the termination of the FCFC Security Agreement. The FCFC Security Agreement provides for an initial term of two years from date of execution and subsequent one-year renewal terms. In consideration for establishing the line of credit, Teletouch paid to FCFC a commitment and funding fee of $30,000 on the date the Company executed the MAP Note. In the event FCFC and Teletouch agree to extend the term of the MAP Note, Teletouch will pay an additional $10,000 on each anniversary of any MAP Note extensions.

The Term Note requires principal payments in the amount of $5,000 be made to FCFC in 50 consecutive weekly installments. Interest on the principal amount then outstanding is paid monthly. The Term Note bears the same interest rate terms as the MAP Note. The Term Note is also secured by the FCFC Security Agreement. Teletouch paid FCFC a funding and commitment fee of $3,750 upon execution of the Term Note.

In the event that the amount under the Credit Facility is increased, Teletouch agreed to pay an additional fee of 1.0% of the additional commitment amount to FCFC. Amounts outstanding under the Credit Facility rank senior to amounts outstanding with each of TLL Partners and Pilgrim.

Agreement with TLL Partners

On May 17, 2002, the Company entered into a note agreement with TLL Partners ("TLL Note"), an entity controlled by Robert McMurrey, Chairman of Teletouch, which allows for borrowings in the aggregate principal amount of $2,200,000. The outstanding principal and accrued interest becomes payable in full May 17, 2007 and accrues interest at the rate of 10% annually. The TLL Note is subordinated to the interests of FCFC and Pilgrim's interest and does not require the maintenance of any financial or operating covenants. As of May 31, 2002, borrowings under the TLL Note totaled $500,000.

Settlement of Junior Debt; Restructuring Agreement

The Company reached an agreement with the two holders of the Company's junior subordinated debt (the "Junior Debt"), GM Holdings and TLL Partners concerning the Junior Debt held by each of GM Holdings and TLL Partners simultaneously with the restructuring of the senior debt discussed above. The material provisions of the agreement are discussed below.

On May 17, 2002, TLL Partners, paid $800,000 and exercised an option it had previously purchased to acquire all of the Teletouch securities held by Continental Illinois Venture Corporation ("CIVC") which included $22,451,000 of the total $25,513,000 in outstanding principal and accrued interest under the Junior Debt, 295,649 shares of Teletouch common stock, 2,660,840 warrants to purchase Teletouch common stock, 36,019 shares of Series B Preferred Stock, 324,173 warrants to purchase Series B Preferred Stock, and 13,200 shares of Series A Preferred Stock.

Pursuant to the Restructuring Agreement dated May 17, 2002 by and among TLL Partners, GM Holdings and Teletouch, the two holders of the Company's Junior Debt reached an agreement that released and discharged Teletouch of its Junior Debt obligations without recourse. GM Holdings forgave Teletouch's debt obligations totaling $3,062,000 including accrued interest and TLL Partners forgave Teletouch's debt obligations totaling $22,451,000.

Robert M. McMurrey is the founder and the Chairman of the Board of Teletouch. Mr. McMurrey's investments in Teletouch are made through TLL Partners and Rainbow Resources, Inc. ("RRI"). RRI is a Texas corporation of which Robert M. McMurrey is the sole director and shareholder. The principal business of RRI is the ownership and operation of oil and gas properties and the ownership of Teletouch securities. TLL Partners is a Delaware limited liability company of which Robert M. McMurrey is the sole officer. TLL Partners is a wholly-owned subsidiary of Progressive Concepts Communications, Inc., a Delaware corporation
(PCCI). PCCI owns all of the outstanding equity securities of Progressive Concepts, Inc., a Texas corporation. PCCI may be deemed to be controlled by Robert M. McMurrey by virtue of his being the majority stockholder thereof. The principal business of TLL Partners is to act as a holding company for Mr. McMurrey's investment in Teletouch securities.

Pursuant to the Restructuring Agreement dated as of May 17, 2002, by and among TLL Partners, GM Holdings and Teletouch ("Restructuring Parties"), (1) TLL Partners agreed to extend a five-year loan, subordinated to Pilgrim's interests, in the aggregate principal amount of $2,200,000 to Teletouch ; (2) GM Holdings agreed to cancel and deliver its Junior Debt, in the amount of approximately $3,062,000 including accrued and unpaid interest, to Teletouch, fully and freely releasing and discharging Teletouch of its Junior Debt obligations without recourse; (3) TLL Partners agreed to cancel and deliver to Teletouch the Junior Debt it acquired from CIVC, in the amount of approximately $22,451,000 including accrued and unpaid interest, fully and freely releasing and discharging Teletouch of its Junior Debt obligations without recourse; (4) subject to shareholder approval and satisfaction of applicable American Stock Exchange Rules, Teletouch agreed to issue warrants to purchase 6,000,000 shares of Teletouch common stock to GM Holdings, at a price of $0.01 per share, exercisable commencing three years following the date of issue, redeemable at the option of the holder upon the earlier of a change in control or five years from the date of issue, and terminating eight years following the date of issue, and (5) TLL Partners agreed to enter into and to cause each of Rainbow Resources, Inc., Robert M. McMurrey and J. Kernan Crotty to enter into a Principal Stockholders Agreement.

Each of the Restructuring Parties agreed that no dividends would accrue, be declared or made on the Series A Preferred Stock or the Series B Preferred Stock. GM Holdings also granted TLL Partners, at no cost, an option to purchase all 1,800 shares of Series A Preferred Stock and all 49,375 shares of Series B Preferred Stock held by GM Holdings (the "GM Securities") for $74,000 aggregate consideration. As an inducement for entering into the Restructuring Agreement, TLL Partners paid $59,000 to GM Holdings upon its execution. In addition, Teletouch and TLL Partners agreed that, subject to shareholder approval and satisfaction of applicable American Stock Exchange Rules, TLL Partners would sell Teletouch all of the GM Securities, as well as all of the common Stock, common stock warrants, Series A Preferred Stock, Series B Preferred Stock and Series B Preferred Stock Warrants which TLL Partners acquired from CIVC, in exchange for 1,000,000 shares of Teletouch's Series C Preferred Stock. The agreement contemplates that 1,000,000 shares of the Company's 5,000,000 authorized preferred shares shall be designated as Series C Preferred Stock, par value $0.001 per share.

The material terms of the Series C Preferred Stock would be as follows: after payment of all amounts due under the Amended Credit Agreement, (1) dividends may be paid on a pro rata basis; (2) assets may be distributed upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (3) holders may convert all, but not less than all, of their Series C Preferred Stock into shares of Common Stock after May 20, 2005, subject to the following terms and conditions. The Series C Preferred Stock will be convertible into a number of shares of Common Stock computed by dividing (1) the product of (A) the number of shares of Series C Preferred Stock to be converted and (B) 22, by (2) the conversion price in effect at the time of conversion. The conversion price for delivery of Common Stock shall initially be $0.50 and subject to adjustment. The Series C Preferred Stock would be non-voting. Holders of Series C Preferred Stock would be entitled to notice of all stockholders meetings. The consent of at least a majority of the Series C Preferred Stock (calculated on an "as converted" basis) is required to effect any amendment (a) to voting powers, preferences or rights of the holders of Series C Preferred Stock or (b) to the Certificate of Incorporation authorizing, creating or increasing the amount of any shares of any class or series prior or equal to the Series C Preferred Stock for payment of dividends or (c) any merger or consolidation unless the surviving entity shall have no class or series of shares or securities authorized or outstanding ranking prior to the Series C Preferred Stock.

Based on the estimated fair value of the Series C Preferred Stock and the 6,000,000 warrants to purchase common stock to be issued to GM Holdings of $1,855,000 and $1,345,000, respectively, the Company has recorded a portion of the fair value of these securities, $742,000 for the Series C Preferred Stock and $538,000 for the warrants to purchase common stock, as a reduction to the gain on extinguishment of debt.

In addition, Teletouch, CIVC, CIVC Partners, GM Holdings and certain Teletouch stockholders (the "Stockholders") entered into a Termination Agreement. The Termination Agreement requires Teletouch, CIVC, CIVC Partners, GM Holdings and the Stockholders to release each other from liability connected with the following investment agreements: (1) the Amended and Restated Subordinated Note, Preferred Stock and Warrant Purchase Agreement dated as of August 3, 1995; (2) the Stockholders Agreement dated as of August 3, 1995; (3) the Registration Agreement dated as of August 3, 1995; (4) the Warrant Agreement dated as of August 3, 1995 and (5) the Option and Securities Purchase Agreement dated August 24, 2001.

The gain on extinguishment of debt for the year ended May 31, 2002, of approximately $69,600,000 was calculated as follows:

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
    Senior debt, including accrued interest, extinguished                 $60,700,000
-------------------------------------------------------------------------------------
    Junior subordinated debt extinguished                                  25,500,000
-------------------------------------------------------------------------------------
    Total                                                                  86,200,000
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
    Less:
-------------------------------------------------------------------------------------
    Cash paid                                                               9,800,000
-------------------------------------------------------------------------------------
    Pilgrim promissory note, including interest to be paid                  3,200,000
-------------------------------------------------------------------------------------
    Allocated portion of the fair value of the Series C Preferred Stock       700,000
-------------------------------------------------------------------------------------
    Allocated portion of the fair value of the 6,000,000 warrants to
         purchase common stock                                                500,000
-------------------------------------------------------------------------------------
    Allocated portion of cash paid by significant shareholder                 400,000
-------------------------------------------------------------------------------------
    Write-off of related debt issue costs                                   1,100,000
-------------------------------------------------------------------------------------
    Fees and expenses incurred                                                900,000
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
    Gain on extinguishment of debt                                        $69,600,000
-------------------------------------------------------------------------------------

The brief description of the terms of the various agreements described above is by its nature incomplete. It is qualified in the entirety by the text of the respective agreements which are included as Exhibits to the Form 8-K filed on June 3, 2002. All readers of that Report are encouraged to read the entire text of the documents referred to in the Form 8-K filed with the

SEC on June 3, 2002, as amended and restated in the Form 8-K/A filed with the SEC on June 17, 2002.

Selected Financial Information

The following table represents certain items from the Company's consolidated statements of operations and certain other information for the periods indicated.

                                                            (In Thousands, except Per Share Data, Pagers in Service and ARPU)
                                                            -----------------------------------------------------------------
                                                                2002           2001        2000         1999         1998
                                                                ----           ----        ----         ----         ----
Service, rent, and maintenance revenue ..................      34,335      $  42,929    $ 45,164     $ 42,792     $ 38,831
Product sales revenue ...................................      12,234         13,366      11,427        8,346        6,328
                                                             --------      ---------    --------     --------     --------
   Total revenues .......................................      46,569         56,295      56,591       51,138       45,159
Net book value of products sold .........................      (8,539)       (13,405)    (11,211)      (8,000)      (6,634)
                                                             --------      ---------    --------     --------     --------
                                                             $ 38,030      $  42,890    $ 45,380     $ 43,138     $ 38,525
Operating expenses ......................................      36,601         79,337      43,650       42,678       38,329
                                                             --------      ---------    --------     --------     --------
Operating income ........................................       1,429        (36,447)      1,730          460          196
Interest expense, net ...................................      (7,412)        (8,775)     (7,908)      (7,823)      (8,535)
Loss on investments .....................................          --           (356)         --           --           --
                                                             --------      ---------    --------     --------     --------
Gain on extinguishment of debt ..........................      69,571             --          --           --           --
                                                             --------      ---------    --------     --------     --------
Gain (loss) on disposal of assets .......................        (109)          (237)        155           23        4,171
                                                             --------      ---------    --------     --------     --------
Income (loss) before income taxes .......................      63,479        (45,815)     (6,023)      (7,340)      (4,168)
Income tax expense/(benefit) ............................          --             --          --           --           48
                                                             --------      ---------    --------     --------     --------
Net income (loss) before preferred stock dividends ......      63,479      $ (45,815)   $ (6,023)    $ (7,340)    $ (4,216)
                                                             ========      =========    ========     ========     ========

Income (loss) per share applicable to common stock:
--------------------------------------------------
Earnings (loss) per share basic (1)(3) ..................    $  11.55      $  (10.65)   $  (2.29)    $  (2.52)    $  (1.66)
Earnings (loss) per share diluted (1)(3) ................    $   0.64      $  (10.65)   $  (2.29)    $  (2.52)    $  (1.66)
                                                             --------      ---------    --------     --------     --------
Net income (loss) .......................................    $  11.55      $  (10.65)   $  (2.29)    $  (2.52)    $  (1.66)
                                                             ========      =========    ========     ========     ========

Pagers in service at end of period ......................     271,100        354,700     411,700      394,200      349,700
                                                             ========      =========    ========     ========     ========
Average revenue per unit ("ARPU") .......................    $   8.79      $    8.78    $   8.98     $   9.25     $   9.33
                                                             ========      =========    ========     ========     ========
Total assets (1) ........................................      23,638      $  31,445    $ 77,693     $ 81,256     $ 87,194
                                                             ========      =========    ========     ========     ========
Long-term debt, net of current portion (2)(3)... ........       2,511      $      --    $ 71,927     $ 75,944     $ 74,487
                                                             ========      =========    ========     ========     ========

________________
(1) 2001 information includes impairment charges of $36.6 million related to certain intangible assets recorded in the three month period ended May 31, 2001.
(2) $66,935,000 of long-term debt was classified as a current liability as of May 31, 2001.

(3) $57,100,000 in outstanding principal on the Company's senior debt and $25,513,000 in outstanding principal and accrued interest were retired on May 20, 2002 as the Company concluded its efforts to recapitalize its debt and certain equity securities. The Company recorded a gain on the extinguishment of debt of $69,571,000.

Fairness Opinion Issued By Financial Advisor

On July 1, 2002, the Special Committee of the Teletouch Board of Directors retained Hoak Breedlove Wesneski & Co. ("HBW") to analyze the fairness, from a financial point of view, to certain of the holders of the outstanding shares of Teletouch common stock of the issuances (1) to GM Holdings of warrants to purchase 6,000,000 shares of Teletouch common stock and (2) to TLL Partners of 1,000,000 shares of Series C Preferred Stock of Teletouch pursuant to the Restructuring Agreement dated May 17, 2002, as amended June 17, 2002 (the "Restructuring Agreement"). Those issuances, and the agreements of GM Holdings and TLL Partners with the Company and the deliveries by GM Holdings and TLL Partners to the Company that are consideration for the issuances pursuant to the Restructuring Agreement are referred to together below in this section (as in HBW's opinion) as the "Transaction." GM Holdings, TLL Partners, and affiliates of either of them are collectively referred to below in this section (as in HBW's opinion) as the "Investors."

At the August 7, 2002 meeting of the Board of Directors, HBW presented its analysis (as summarized below) and delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the Transaction was fair, from a financial point of view, to the stockholders of Teletouch other than the Investors. HBW's opinion to the Special Committee and the Board of Directors is dated and speaks only as of August 7, 2002. After the August 7, 2002 meeting, HBW received additional financial projections from Teletouch that address Teletouch's future performance assuming Teletouch does not enter into certain contracts or offer certain new products, as previously anticipated. HBW has incorporated these new projections into its overall analysis, as summarized below. The additional projections did not alter HBW's opinion, and therefore, HBW has not made any other presentation or provided any other document to the Special Committee or the Board of Directors. HBW does not have any obligation to update, revise, or reaffirm its opinion, including at the time of the Annual Meeting.

A COPY OF HBW'S OPINION IS ATTACHED AS APPENDIX E. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. PLEASE READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY HBW.

Background of the Opinion

HBW's opinion was only one of many factors considered by the Special Committee and the Board of Directors in their evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee, the Board of Directors, or management with respect to the Transaction.

The following summarizes the material valuation methodologies used by HBW in its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made, or the conclusion reached by HBW or a complete description of its presentation. HBW believes, and so advised the Special Committee and the Board of Directors, that HBW's analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. HBW did not attempt to assign specific weights to particular analyses.

No company or transaction used as a comparison by HBW in its analyses is identical or directly comparable to the Company or the Transaction. In performing its analyses, HBW made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. The analyses performed by HBW are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

HBW's opinion addresses only the fairness of the Transaction, from a financial point of view, to the stockholders of Teletouch other than the Investors. It does not constitute a recommendation to the stockholders as to how they should vote, and it does not address Teletouch's underlying business decision to effect the Transaction. HBW did not participate in negotiating or structuring the Transaction or consider the relative merits of the Transaction as compared to alternative business strategies or transactions. Further, HBW was not requested to, and did not, solicit other third-party indications of interest in investing in or acquiring all or any portion of the Company. HBW's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by HBW at the date of its opinion and presentation to the Board of Teletouch.

To prepare its opinion, HBW made the reviews, analyses, and inquiries that it deemed necessary and appropriate under the circumstances. Among other things,
HBW:

..    Reviewed Teletouch's annual reports on Form 10-K for the two fiscal years ended May 31, 2001 and 2000, the quarterly report on Form 10-Q for the period ended February 28, 2002, and draft financial statements prepared by Teletouch for the fiscal year ended May 31, 2002, which Teletouch's management had identified as being the most current financial statements then available;
..    Reviewed copies of:
          .    The Restructuring Agreement;
          .    Restated and Amended Certificate of Incorporation of Teletouch
               Communications, Inc. dated May 17, 2002;
          .    Principal Stockholders Agreement dated as of May 17, 2002, among
               TLL Partners, GM Holdings, Rainbow Resources, Inc., Robert M.
               McMurrey, and J. Kernan Crotty;
          .    Investor Rights Agreement dated May 17, 2002 among TLL Partners,
               GM Holdings, and Teletouch;

          . Termination Agreement dated May 17, 2002 between the Company, Continental Illinois Venture Corporation, CIVC Partners I, GM Holdings, and certain other Teletouch stockholders;
          . Subordinated Note agreement dated May 17, 2002 between the Company and TLL Partners;
          .    Common Stock Purchase Warrant between Teletouch and GM Holdings;
               and
          . Co-Sale Agreement dated May 17, 2002 between TLL Partners and GM Holdings;
..    Reviewed the terms of Teletouch's debt outstanding before, and to be outstanding after, consummation of the Restructuring Agreement;
..    Reviewed other publicly available documentation;
..    Held discussions with members of senior management of the Company concerning the business and prospects of the Company;
..    Visited Teletouch's headquarters in Tyler, Texas;
..    Reviewed financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished by the Company for the fiscal years ending May 31, 2003 through 2005;
..    Reviewed the historical market prices and trading volume for Teletouch's publicly traded securities; and
..    Reviewed publicly available financial data for certain companies that it deemed comparable to Teletouch, and publicly available prices and multiples paid in acquisitions of companies in an industry similar to Teletouch.

In preparing its opinion, HBW relied on the accuracy and completeness of all information supplied or otherwise made available by the Company, and did not assume any responsibility to independently verify that information. With respect to the financial statements reviewed, HBW assumed that the statements were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and fairly and accurately presented the Company's financial condition and results of operations as of their respective dates in accordance with GAAP. HBW assumed that the audited May 31, 2002 financial statements would not differ in any material respect from the draft provided to it. With respect to the financial forecasts, HBW assumed that they were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of the Company as to future performance of the Company. HBW also relied upon assurances of the management of the Company that they were unaware of any facts that would make the information or financial forecasts provided to HBW incomplete or misleading. HBW did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did HBW obtain or receive any such evaluations or appraisals.

In assessing the financial fairness of the Transaction, HBW used widely accepted valuation methodologies to perform an independent analysis of the enterprise or equity value of Teletouch, analyzed the terms of the securities to be surrendered and the securities to be issued in the Transaction, and compared the post-Transaction with the pre-Transaction equity ownership of Teletouch.

Summary of HBW's Analyses

For its opinion, HBW conducted:

     .  An analysis and valuation of Teletouch's equity or stock;
     . An analysis and valuation of the securities to be surrendered to Teletouch in the Transaction;
     . An analysis and valuation of the securities to be issued by Teletouch in the Transaction; and
     . An analysis of the common equity ownership both before and after the Transaction.

Analysis and Valuation of Teletouch's Equity or Stock

HBW used four widely accepted valuation methodologies to value Teletouch's stock: (1) the liquidation method, which analyzes the stockholders' equity before and after the capital restructuring; (2) the market multiple method, which involves the multiplication of various earnings and cash flow measures by appropriate multiples determined by analyzing other public companies in the same or similar businesses; (3) the transaction multiple method, in which control transactions in a similar industry are analyzed to determine relevant earnings multiples at which control of similar companies changes; and (4) a discounted cash flow valuation analysis using forecast earnings obtained from Teletouch management.

Liquidation Method. This method involves analyzing the assets and the liabilities of Teletouch to determine their respective values in an orderly liquidation. The value of the stockholders' equity is equal to the resulting value of the assets minus the liabilities. HBW performed this analysis on a pre-restructuring and post-restructuring basis. The "restructuring" involved forgiveness of principal and interest relating to $60.7 million of senior debt and $25.5 million of junior subordinated debt. Based upon this analysis, HBW believed that the orderly liquidation of Teletouch, whether before or after the restructuring, would result in no value remaining for the holders of Teletouch stock.

Market Multiple Valuation Method. Teletouch provides telecommunications services in non-major metropolitan areas and communities. Through inter-carrier arrangements, Teletouch also provides nationwide and expanded regional coverage. The Company's paging network comprises a one-way communications link to its subscribers within a specified coverage area. Therefore, HBW chose as comparable companies for this analysis four public companies within the communications services market with significant paging operations: Arch Wireless, Inc., Metrocall, Inc., Motient Corporation, and Weblink Wireless, Inc.

HBW measured multiples of revenues, earnings before interest and taxes (EBIT), and earnings before interest, taxes, depreciation and amortization (EBITDA). HBW computed multiples for the last twelve months for the most recent fiscal quarter-end. To derive the relevant multiples, the revenue, EBIT and EBITDA levels of the comparable companies were compared to their enterprise value (which is the trading value of equity plus the adjusted book value of debt, less cash and cash equivalents on the balance sheet). The comparable companies' book value of debt was adjusted to reflect their proposed (and in the case of Arch Wireless and Motient, approved) reorganizations of debt in accordance with their press releases and SEC filings.

The multiples of latest twelve-month revenue for the comparable companies ranged from 0.16 to 1.13 times revenue, with a median of 0.26 times. The multiples of latest twelve-month EBITDA ranged from 1.02 to 1.62 times, with a median of 1.34 times. The multiples of latest twelve-month EBIT were not measurable because of negative EBIT. HBW also calculated Teletouch's implied multiples on a fully diluted basis before the restructuring, assuming all outstanding Series A Preferred Stock, Series B Preferred Stock, Series B Preferred Stock Warrants and Common Stock warrants were converted into or exercised for shares of Teletouch common stock at the August 6, 2002 closing price of $0.36 per share. Using this method, Teletouch's implied revenue multiple was 1.0 times, and the implied EBITDA multiple was 5.5 times. The relevant multiple range was derived by using the comparable companies' median multiples for the lower range, and using Teletouch's implied multiples for the high range. The enterprise value for Teletouch derived from this method was $11.6 million to $48.0 million.

Transaction Multiple Valuation Method. This method involves determining multiples of earnings and cash flow and other financial measures. The multiples are determined through an analysis of transactions involving controlling interests in companies in a similar industry or with operations similar to the principal business operations of Teletouch. HBW analyzed 31 control transactions that closed since January 1, 2000 involving companies in the telecommunications industry.

Revenue multiples were calculated for these transactions based on the trailing twelve-month financial performance of the target companies, before the control transaction. The multiples of latest twelve-month revenue ranged from 0.3 to
11.9 times, with a median of 2.5 times. Neither EBITDA nor EBIT multiples could be analyzed because of lack of data. The relevant multiple range was derived by using the minimum multiple for the low end of the range, and the most relevant transaction (the acquisition of Pagenet by Arch Wireless, which had a revenue multiple of 1.9 times) as the high end of the range. Using this methodology, the derived enterprise value for Teletouch was $14.1 million to $90.2 million.

Discounted Cash Flow Valuation Method. Using a discounted cash flow analysis, HBW estimated the net present value of the unlevered free cash flows that the Company could produce from fiscal 2003 through fiscal 2005 based on projections provided by Company management. In calculating the terminal value, HBW assumed constant growth rates for free cash flows ranging from -5.0% to 3.0%, which HBW believed to be appropriate in such analysis. The annual free cash flows and terminal value were discounted to determine a net present value of the enterprise value of the Company. Discount rates in the range of 10% to 25% were chosen based upon an analysis of the weighted average cost of capital. The discounted cash flow analysis by HBW produced implied enterprise values for the Company ranging from $5.4 million to $23.4 million.

Analysis and Valuation of Securities To Be Surrendered to Teletouch

Junior Subordinated Debt To Be Surrendered. HBW analyzed the fair market value of the Company's junior subordinated debt before the restructuring by assessing the payment schedule of the debt assuming the Company would continue as a going concern and pay off the debt as dictated in the credit agreements. All principal and interest accrued on the subordinated debt was to be due August 3, 2003. This payment was then discounted to present value using an appropriate discount rate. Based upon this analysis, HBW estimated the junior subordinated debt surrendered by GM Holdings and TLL Partners had a present fair market value of $20.4 million.

Equity Securities To Be Surrendered. HBW analyzed the fair market value of the equity securities to be surrendered by GM Holdings and TLL Partners as part of the restructuring. The shares of Series A Preferred Stock were valued based on the Company's equity value in 2003 (as determined by the discounted cash flow method), the year the preferred shares are convertible, and then discounted to present value using the Company's required rate of return on equity. The present value of the remaining amount of that equity was then allocated on a pro-rata basis among the Series B Preferred Stock, Series B Preferred Stock Warrants, Common Stock, and Common Stock Warrants utilizing the treasury stock method for warrants and options. Based upon this analysis, HBW estimated the Series A Preferred Stock to be surrendered had a present fair market value ranging from $2.7 million to $13.2 million, and the remaining Series B Preferred Stock, Series B Preferred Stock Warrants, Common Stock, and Common Stock Warrants to be surrendered had an aggregate present fair market value ranging from $382,000 to $1.5 million.

Analysis and Valuation of Securities To Be Issued by Teletouch

Equity Securities To Be Issued. HBW analyzed the Company's common stock value in 2005 (as determined by the discounted cash flow method), the year the shares of Series C Preferred Stock become convertible, and then discounted to present value using the Company's required rate of return on equity. Based upon this analysis HBW estimated that the 1,000,000 shares of Series C Preferred Stock had a present fair market value ranging from $1.8 million to $9.6 million.

The Common Stock Warrants to be issued by Teletouch may be put to the Company in 2007 at $0.50 per warrant or may be exercised in 2005. The put value was discounted to present value using the Company's required rate of return on equity. This value was compared to the call value, which is the common stock value in 2005 discounted to present value at the same discount rate. HBW valued the warrants at the higher of the put value, and the call value. Based upon this analysis, HBW estimated the present fair market value of the 6,000,000 warrants at $1.3 million.

Ownership Analysis

Assuming a common stock share price of $0.36 as of August 6, 2002, HBW compared the fully diluted ownership of all equity holders assuming the new securities are issued in the Transaction with shareholder approval, and assuming continuation of the current capital structure without the

Transaction (assuming no shareholder approval). Assuming the capital structure with Teletouch's fully converted Series A Preferred Stock, Series B Preferred Stock, Series B Preferred Stock Warrants, Common Stock, Common Stock Warrants, and options outstanding, the common stock holders own 4.2% of the fully diluted equity of Teletouch. Assuming shareholder approval of the Transaction, the common stock holders would own 8.4% of Teletouch's fully diluted equity.

Fairness Conclusion

Based on the foregoing analyses, HBW concluded that the Transaction was fair from a financial point of view to the stockholders of Teletouch other than the Investors.

Relationship between Teletouch and HBW

HBW is a regional investment bank with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. The Special Committee of Teletouch selected HBW because of its experience and expertise in performing valuation and fairness analyses. HBW does not beneficially own, nor has it ever beneficially owned, any interest in Teletouch. In addition to rendering its fairness opinion, HBW was engaged by Teletouch to perform a valuation the securities issued and the securities to be surrendered by the Company. HBW has no agreement or understanding to provide additional services to Teletouch beyond the scope of its fairness opinion or valuation assignment.

Teletouch paid HBW a fee of $125,000 and agreed to pay HBW its reasonable out-of-pocket expenses incurred in connection with the rendering of the fairness opinion, including HBW's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval or completion of the Transaction. Teletouch has further agreed to indemnify HBW against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has been selected to serve as the Company's independent accountants for the fiscal year 2002. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity, if they so desire, to make a statement and respond to appropriate questions from the shareholders. The Audit Committee has considered the compatibility of non-audit services by Ernst & Young in relationship to maintaining the auditor's independence.

For the calendar year 2002, fees to Ernst & Young LLP were as follows:

     . audit fees of approximately $166.100, of which an aggregate amount of $41,600 had been billed through May 31, 2002.
     .  all other (non-audit) fees in 2002 were $28,800.
     . there were no fees paid for financial information systems design and implementation.

                       DISCUSSION OF PROPOSALS RECOMMENDED
                        FOR CONSIDERATION BY STOCKHOLDERS

                                   PROPOSAL 1
          TO ELECT TWO CLASS II DIRECTORS TO SERVE FOR THREE YEARS AND
         UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND SHALL QUALIFY

The board of directors has concluded that the re-election of the Class II directors is in the best interests of Teletouch and recommends stockholder approval of the re-election of J. Kernan Crotty and Marshall G. Webb for three-year terms, and until their successors have been duly elected and shall qualify. The remaining directors will continue to serve in their positions for the remainder of their terms. Biographical information concerning Messrs. Crotty and Webb and the other Teletouch directors can be found under "Information About Directors and Executive Officers."

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the re-election of Messrs. Crotty and Webb, the board of directors' nominees. Although the board of directors of Teletouch does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person(s) named in the enclosed proxy will vote for the election of such other persons as may be nominated by the board of directors.

Each of Messrs. Crotty and Webb must receive a plurality of votes cast in order to be elected. The board of directors unanimously recommends a vote FOR the re-election of Messrs. Crotty and Webb.

                                   PROPOSAL 2
                  TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
                           AS INDEPENDENT ACCOUNTANTS

The board of directors, upon recommendation of the Audit Committee, concluded that the continued engagement of Ernst & Young LLP as our independent public accountants was in the best interests of Teletouch. In the past fiscal year there have been no changes in and no disagreements with our accountants on accounting and financial disclosure matters.

Proposal 2 must be approved by a majority of the votes cast in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 2. The board of directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent public accountants for Teletouch.

                                   PROPOSAL 3
     TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
       PROVIDING FOR AN INCREASE IN THE AUTHORIZED SHARES OF THE COMPANY'S
                        COMMON STOCK TO 70,000,000 SHARES

The board of directors, upon recommendation of the Audit Committee, concluded that amending Article IV of the Company's Certificate of Incorporation to increase the authorized common shares from 25,000,000 to 70,000,000 is advisable in order to ensure sufficient common shares are available in the event of exercise of options currently outstanding and conversion of preferred stock proposed to be issued, and in the event of future option grants under the Company's 2002 Stock Option Plan and any future other issuances.

As a consequence of the creation of the Series C Preferred, and the contemplated issuance of the GM Holdings Warrant, the number of shares of common stock of the Company must be increased, and the board of directors has recommended that the provisions of the Certificate of Incorporation relating to the capitalization of the Company be amended to provide that the total number of shares of common stock which the Corporation is authorized to issued is seventy million (70,000,000).

The text of the proposed amendment is attached to this proxy statement as Appendix A.

Proposal 3 must be approved by a majority of the outstanding shares in order to be effective. Therefore, any shares that are not voted, or abstain from voting, will count as a vote "against" Proposal 3. The board of directors unanimously recommends a vote FOR the amendment of the Certificate of Incorporation.

                                   PROPOSAL 4

     TO APPROVE THE ISSUANCE BY THE COMPANY of 1,000,000 SHARES OF SERIES C PREFERRED STOCK AND WARRANTS TO PURCHASE 6,000,000 SHARES OF THE COMPANY'S
  COMMON STOCK TO CERTAIN AFFILIATES OF THE COMPANY, PURSUANT TO THE TERMS AND
     CONDITIONS OF THE MAY 17, 2002 RESTRUCTURING AGREEMENT BY AND AMONG THE
               COMPANY, TLL PARTNERS, L.L.C. AND GM HOLDINGS, LLC.

In May 2002 the Company entered into a series of transactions by which it reduced and reorganized its debt and capitalization. Among other things, the board of directors approved the Restructuring Agreement between the Company, TLL Partners, L.L.C. and GM Holdings, LLC. Both of those companies may be deemed to be "affiliates" of Teletouch because (a) TLL Partners is substantially controlled by Robert M. McMurrey, the Chairman of the Board of Teletouch, and TLL Partners holds a sufficient number of convertible securities to obtain a sizable portion (over 53%) of the voting stock of the Company, and (b) GM Holdings owns approximately 13.8% of the outstanding voting shares of Teletouch.

With respect to the Restructuring Agreement, the board of directors concluded that the issuance of 1,000,000 shares of a new series of its stock, the Series C Preferred Stock, to TLL Partners, and the issuance of warrants to purchase 6,000,000 shares of the Company's common stock to GM Holdings, is in the Company's interest. These issuances are subject to shareholder approval and satisfaction of applicable American Stock Exchange Rules. The Company agreed that it would submit the issuance of the Series C Preferred Stock and the GM Holdings Warrants for stockholder approval as promptly as practicable, use its reasonable best efforts to obtain the stockholder authorization, and recommend to its stockholders approval of such issuance.

A more complete and detailed description of these transactions will be found in the section entitled "Settlement of Junior Debt; Restructuring Agreement." See also "Fairness Opinion Issued by Financial Advisor."

Ordinarily the Company may issue preferred stock, or warrants to purchase shares, without obtaining shareholder approval, but because the shares issuable on conversion of the Series C Preferred Stock or upon exercise of the GM Holdings Warrants would equal more than 20% of the currently outstanding shares of the Company, stockholder approval is required by the rules of the American Stock Exchange (AMEX). This stockholder approval must be obtained PRIOR to the actual issuance of the Series C Preferred or the Warrant.

Comparison of the Terms of Class A Preferred Stock to the Terms of Class C Preferred Stock.

Dividends. The Series A dividend amount is set at 14%, calculated on the liquidation value of each share of $1,000.00. Through May 20, 2002, no dividends had been paid on Series A shares, and $1,550.28 in dividends had accrued for each outstanding share. Pursuant to the restructuring agreement, no further dividends or other distributions on the Series A shares will be allowed after May 20, 2002, and in any case, no accrued dividends may be paid until all amounts under the Amended Credit Agreement have been paid. The Series C shares contain no mandatory dividend provisions; however, dividends may be declared or paid on a pro-rate basis but only to the extent allowed by the Amended Credit Agreement.

Conversion. The Series A shares may be converted into shares of common stock at any time after August 2, 2003. Series C shares are convertible only after May 20, 2005. In the case of Series A shares, the liquidation value of $1,000 is added to the $1,550.28 in dividends which have accrued through may 20, 2002, and that sum is divided by the conversion price. The conversion may be the lower of
(a) $5.25, or (b) the price of a share of common stock on the date of conversion. On September [___], 2002, the conversion rate would have been $[0.___], so that, if the Series A shares were convertible on that date, there would be [_______] shares issuable for each of the 15,000 Series A shares outstanding. In the case of the Series C shares, the stated value of $22 per share is divided by the conversion rate of $.50, such that, if the Series C shares were convertible on September [___], 2002, each Series C share would be converted into 44 shares of common stock

Redemption. Except as prohibited by the Amended Credit Agreement, the Series A shares may be redeemed at the discretion of the Company. The redemption amount would be equal to the sum of the liquidation amount ($1.000.00) and the accrued, unpaid dividend on each share ($1,550.28), or $2,550.28 per share for each of the 15,000 Series A shares outstanding. There are certain situations in which the holders of Series A shares may demand redemption, however, their basis in certain earnings or revenue values make them extremely unlikely. Series C shares have no redemption privileges.

Voting. In ordinary situations, both the Series A and Series C Shares are non-voting. The exception to this is whenever an issue which may adversely affect them is proposed. The terms of the Series A shares may vote on any proposal about a merger or consolidation with another entity, or the sale of all or substantially all of the Company's assets, or the dissolution or liquidation of the Company, the approval of 67% of the Series A shares then outstanding is required. Exceptions to this clause are in cases where the merger is with a subsidiary and the Company is the surviving corporation or if no fundamental change results from the merger. The Series C shares contain substantially the same limited rights to vote, with the same exceptions, but here the Series A vote required for certain corporate transactions is 67%, the Series C requires only a simple majority of the shares outstanding (calculated on an 'as-converted" basis).

Summary.  Here in tabular form is a summary of the preceding paragraphs:
-------

                                          Series A Shares                        Series C Shares
                                          ---------------                        ---------------
Dividends                                 14% annually; there are unpaid         No required dividend.
---------
                                          dividends of $1,550.28 outstanding
                                          on each share

Conversion, each share:                   [___] shares of common stock           44 shares of common stock
----------
(if it could be converted today)

Conversion, all shares                    [______] shares of common stock        [____] shares of common stock
----------
(if they could be converted today)

Redemption                                $38,254,269 payable by Teletouch       No redemption privilege
----------
if Company chose to redeem all
outstanding Series A shares

Voting                                    None, except 67% super-majority        none, except 50% majority required
------                                    required in certain corporate          in certain corporate transactions.
                                          transactions.

One Million Shares of Series C Preferred Stock: Teletouch agreed that it would issue 1,000,000 shares of Series C Preferred Stock to TLL Partners in exchange for which TLL Partners agreed to, among other things (1) extend to Teletouch a five-year loan in the principal amount of $2,200,000; (2) cancel and deliver to Teletouch Junior Debt in the amount of approximately $22,451,000 (including accrued interest), fully and freely releasing and discharging Teletouch of its Junior Debt obligations without recourse; (3) transfer back to Teletouch all 1,800 shares of Series A Preferred Stock and all 49,375 shares of Series B Preferred Stock which TLL Partners purchased from GM Holdings, and (4) transfer back to Teletouch all of the Option Securities. The Option Securities are:

     .   295,649 shares of common stock;
     .   2,660,840 common stock purchase warrants;

     .   13,200 shares of Series A Preferred Stock;
     .   36,019 shares of Series B Preferred Stock; and
     .   324,172 Series B Preferred Stock purchase warrants

If the stockholders do not approve the issuance of the shares of Series C Preferred Stock described above, TLL Partners will not have any recourse against the Company.

This table compares conversion privileges, assuming the respective shares could be converted on September __, 2002 (with common stock priced assumed to be $[0.30])

     Shares of common stock issuable on conversion of Series A shares:             127,514,230
     Shares of common stock issuable on conversion of Series B shares:                 512,364
     Shares of common stock underlying Series B Warrant:                             1,945,032
                                                                                   -----------
     Total:                                                                        129,971,626

     In exchange for:  shares of common issuable on conversion of Series C:         44,000,000

Management believes it is plain to see that the issuance of the 1,000,000 shares of Series C Preferred Stock in return for all of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series B Warrants alone represents a good opportunity for the Company. See "Settlement of Junior Debt; Restructuring Agreement" and "Fairness Opinion issued by Financial Advisor."

The complete text of the terms of the Series C Preferred Stock is attached to this proxy statement as Appendix B.

Warrants to purchase 6,000,000 shares of Common Stock: The Company agreed that,
(1) in return for the cancellation of approximately $3,062,000 in debt (including accrued interest), and (2) as an inducement for GM Holdings to transfer to TLL Partners all Series A Preferred Stock and all Series B Preferred Stock held by GM Holdings (for $74,000 paid to GM Holdings by TLL Partners), the Company would issue to GM Holdings warrants to purchase 6,000,000 shares of Teletouch common stock at an exercise price of $0.01 per share. The warrants will be exercisable beginning in May of 2005, terminating in May of 2010. If the stockholders do not approve the issuance of the GM Holdings Warrants to purchase common stock described above, GM Holdings will not have any recourse against the Company. See "Settlement of Junior Debt; Restructuring Agreement" and "Fairness Opinion Issued by Financial Advisor."

Proposal 4 must be approved by a majority of the shares voting in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 4. The board of directors unanimously recommends a vote FOR the approving the issuance of these securities.

                                   PROPOSAL 5
    TO APPROVE THE RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

The board of directors has determined that it is in the best interest of the Company to recodify its principle charter document, the Certificate of Incorporation, by placing into one document the initial Certificate of Incorporation and all of the amendments that have been made to it since 1994, including, if Proposal 3 is approved, the amendment of Article IV.

In addition to the amendment to the Certificate of Incorporation which is the subject of Proposal 3, and the authority sought by this Proposal 5, other non-material changes will be effected in the Restated Certificate of Incorporation. These non-material changes are intended to clarify certain language, correct or change internal references and correct typographical errors. If Proposal 5 is approved by the Stockholders, it is intended that these non-material changes will be included in the Restated Certificate of Incorporation which will be signed and filed with the Delaware Secretary of State.

Proposal 5 must be approved by a majority of the votes outstanding in order to be effective. Therefore, any shares which are not voted, or abstain from voting, will count as votes "against" Proposal 5. The board of directors unanimously recommends a vote FOR the approval of the restatement of the Certificate of Incorporation.

                                   PROPOSAL 6
   TO ADOPT AND RATIFY THE COMPANY'S 2002 STOCK OPTION AND APPRECIATION RIGHTS
                                      PLAN

On November 21, 2001 the board of directors recommended amending the 1994 Stock Option Plan to better enable the Company to attract and retain quality directors and to provide better incentives to key employees of the Company. Upon further review and discussion of the 1994 Stock Option Plan, the board of directors decided that a new stock option and appreciation rights plan should be adopted. The 2002 Plan is presented for stockholder approval because, under the United States income tax code (the Code), all plans which provide for the issuance of "incentive stock options" must be approved and ratified by the issuer's stockholders within 12 months after the date the plan is adopted by the board of directors.

The purpose of the 2002 Plan is to induce officers, directors, employees and consultants of Teletouch or any of Teletouch's subsidiaries who are in positions to contribute materially to Teletouch's growth and prosperity to remain with Teletouch by offering these individuals incentives and rewards in recognition of their contributions to Teletouch. The 2002 Plan applies to all grants of stock options and stock appreciation rights (SARs) granted on or after the date the 2002 Plan is approved or adopted by Teletouch's directors unless otherwise indicated. As of [___________], the market value of the 23,333_shares underlying the options issuable under the 2002 Plan was $[_________].

Under the 2002 Plan, Teletouch may issue options which will result in the issuance of up to an aggregate of ten million (10,000,000) shares of Teletouch common stock. The 2002 Plan provides for options which qualify as incentive stock options (Incentive Options) under Section 422 of the Code, as well as the issuance of non-qualified options (Non-Qualified Options). The shares issued by Teletouch under the 2002 Plan may be either treasury shares or authorized but unissued shares as Teletouch's board of directors may determine from time to time.

Pursuant to the terms of the 2002 Plan, Teletouch may grant Non-Qualified Options and SARs only to officers, directors, employees and consultants of Teletouch or any of Teletouch's subsidiaries as selected by the board of directors or the Compensation Committee. The 2002 Plan also provides that the Incentive Options shall be available only to officers or employees of Teletouch or any of Teletouch's subsidiaries as selected by the board of directors or Compensation Committee.

Options granted under the 2002 Plan must be evidenced by a stock option agreement in a form consistent with the provisions of the 2002 Plan. In the event that employment or service provided by a Plan participant is terminated for cause, any vested or unvested options, rights to any options, or SARs of the 2002 Plan participant will terminate immediately regardless of whether the option is qualified or non-qualified. In the event a Plan participant is terminated for any reason other than for cause, death or disability, any non-qualified or qualified options, options rights or SARs held by the 2002 Plan participant may be exercised for three months after termination or at any time prior to the expiration of the option, whichever is shorter, but only to the extent vested on the termination date.

The price at which shares of common stock covered by the option can be purchased is determined by Teletouch's Compensation Committee or board of directors; however, in all instances the exercise price is never less than the fair market value of Teletouch's common stock on the date the option is granted. To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period in which it may be exercised in accordance with the terms and provisions of the 2002 Plan described above, the Incentive Option or Non-Qualified Option will expire as to the then unexercised portion. To exercise an option, the 2002 Plan participant must tender an amount equal to the total option exercise price of the underlying shares and provide written notice of the exercise to Teletouch. The right to purchase shares is cumulative so that once the right to purchase any shares has vested, those shares or any portion of those shares may be purchased at any time thereafter until the expiration or termination of the Option. A copy of the 2002 Plan is attached to this proxy statement as Appendix C.

Proposal 6 must be approved by a majority of the votes cast in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 6. The board of directors unanimously recommends a vote FOR the adoption and ratification of the 2002 Plan.

                              OTHER PROPOSED ACTION

The board of directors does not intend to bring any other matters before the Annual Meeting, nor does the board of directors know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the board of directors.

Stockholders should note that the Teletouch By-Laws provide that no proposals or nominations of directors by stockholders shall be presented for a vote at an Annual Meeting of stockholders unless notice complying with the requirements in the By-Laws is provided to the board of directors or the Teletouch Secretary no later than the close of business on the fifth day following the day on which notice of the Annual Meeting is first given to stockholders.

                      STOCKHOLDER PROPOSALS AND SUBMISSIONS

If any stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Teletouch board of directors with respect to the next Annual Meeting of stockholders, that proposal must be presented to the Teletouch management prior to May 29, 2003.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

                                             By Order of the Board of Directors

                                             TELETOUCH COMMUNICATIONS, INC.



                                             Susie M. Fowler, Secretary

                                                                      APPENDIX A

Text of Amendment to Certificate of Incorporation Increasing the Authorized Number of Shares of Common Stock to 70,000,000.

The first paragraph of Article IV, Capitalization, will be amended so that it reads as follows:

                                   ARTICLE IV

                                 CAPITALIZATION

     The total number of shares of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000). The total number of shares of common stock which the Corporation is authorized to issue is seventy million (70,000,000) and the par value of each such share of common stock is one-tenth of a cent ($.001) (the "Common Stock"). The total number of shares of preferred stock which the Corporation is authorized to issue is five million (5,000,000) and the par value of each such share of preferred stock is one-tenth of a cent ($.001) (the "Preferred Stock").

                                                                      APPENDIX B

Text of the Designation of Terms, Rights and Preferences of the Series C Preferred Stock.

                                                                      APPENDIX C

Text of the 2002 Stock Option and Appreciation Rights Plan.

                                                                      APPENDIX D

Audit Committee Charter

                                                                      APPENDIX E

Fairness Opinion of HBW

[THE FOLLOWING TEXT WILL BE ON THE BACK COVER]

                                     L O G O



                         Annual Meeting of Shareholders
                                November 7, 2002
                                     at the
                                 Hotel Adolphus
                              1321 Commerce Street
                               Dallas, Texas 75202

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.



                                  *-*-*-*-*-*-*

   The financial statements and notes to financial statements, together with quantitative and qualitative disclosures about market risk and management's discussion and analysis of financial condition and results of operations which are required to be included in this proxy statement are incorporated herein from the Company's Annual Report to Stockholders for the year ended May 31, 2002. A copy of the Annual Report is included with this Proxy Statement.

                                  *-*-*-*-*-*-*

                                                                    Attachment I

                      TELETOUCH COMMUNICATIONS, INC. PROXY

                        ANNUAL MEETING OF STOCKHOLDERS OF
                         TELETOUCH COMMUNICATIONS, INC.
                               ON NOVEMBER 7, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Henry Y.L. Toh, Marshall G. Webb, J. Kernan Crotty, Clifford E. McFarland, Susan Stranahan Ciallella and Robert M. McMurrey, and each or any of them proxies, and agents and attorneys-in-fact, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of stockholders to be held on November 7, 2002 at 10:00 a.m. at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202 or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting.

1. TO ELECT TWO CLASS II DIRECTORS TO SERVE FOR THREE YEARS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND SHALL QUALIFY.

   [_] FOR THE NOMINEES LISTED BELOW           [_] WITHHOLD AUTHORITY
                      to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for the nominee strike a line through the nominee's name below:)

                  J. Kernan Crotty            Marshall G. Webb

2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

               [_] FOR          [_] AGAINST        [_] ABSTAIN

3. TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION PROVIDING FOR AN INCREASE IN THE AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 70,000,000 SHARES.

               [_] FOR          [_] AGAINST        [_] ABSTAIN

4. TO APPROVE THE ISSUANCE OF 1,000,000 SHARES OF SERIES C PREFERRED STOCK AND A WARRANT TO PURCHASE 6,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO CERTAIN AFFILIATES OF THE COMPANY PURSUANT TO THE TERMS AND CONDITIONS OF THE MAY 17, 2002 RESTRUCTURING AGREEMENT BY AND AMONG THE COMPANY, TLL PARTNERS, L.L.C. AND GM HOLDINGS, LLC.

               [_] FOR          [_] AGAINST        [_] ABSTAIN

5. TO APPROVE THE RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION.

               [_] FOR          [_] AGAINST        [_] ABSTAIN

6. TO ADOPT AND RATIFY THE COMPANY'S 2002 STOCK OPTION AND APPRECIATION RIGHTS PLAN.

               [_] FOR          [_] AGAINST        [_] ABSTAIN

7. In the discretion of the proxies, on such other business as may properly come before the meeting.


Dated: __________________                     _____________________________
                                              Signature
                                              _____________________________
                                              Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

            IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE
                        VOTED FOR PROPOSALS 1 THROUGH 6.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.